EXHIBIT 10.3

November 17, 2016

David Watza

47827 Halyard Drive

Plymouth, Michigan 48170

Dear Dave:

Congratulations! I am very pleased to offer you the position of President and Chief Executive Officer for Perceptron, Inc. (the “Company”), in addition to continuing as the Company’s Chief Financial Officer. In this role you will report to the Board of Directors of the Company and shall serve at the pleasure of the Board of Directors of the Company as an at will employee. You will be expected to devote your full business time and attention to the performance of your duties to the Company. Your appointment will be effective upon your acceptance of this offer letter and will be publicly announced shortly thereafter.

A significant portion of the annual compensation of executives will vary with annual business performance and each individual’s contribution to that performance.

Information regarding your revised compensation and benefits following your appointment as President and Chief Executive Officer follows:

•	Base Salary: Your starting base salary will be at the rate of $325,000 per annum, which will be reviewed annually and is subject to change from time to time at the sole discretion of the Board’s Management Development, Compensation and Stock Option Committee (the “Compensation Committee”) based on your performance and contributions to the success of the company.

•	Incentive Compensation: As an officer of the company, you will be eligible to participate in the executive incentive compensation program which is made up of both short term and long term incentive components. You will be eligible to continue to participate in the Fiscal 2017 Incentive Plans, prorated between your term as Senior Vice President, Finance and your term as President and Chief Executive Officer, based upon the date of your appointment as President and Chief Executive Officer.

-	Your potential award under the annual short term incentive program will be targeted at 60% of your annual salary. As with all variable compensation programs, actual incentive awards will be determined based upon a variety of company and personal performance factors. Provisions of the plan will change from year-to-year based upon business forecasts and objectives. Performance targets will be set at the beginning of each fiscal cycle and it is intended that they will be set at levels believed by the Board and the Compensation Committee to be achievable.

-	Your potential annual award under the executive long term incentive program will be targeted at 30% of your annual salary rate. Provisions of the long term incentive plan will change from year-to-year based upon business forecasts and objectives. Awards may be a blend of stock options and/or restricted shares.

•	Car Allowance: You will be eligible for a monthly car allowance of $850.00, in accordance with the Company car policy.

•	Stock Options: You will be granted a non-qualified stock option to purchase 100,000 shares of the Company’s Common Stock, under the 2004 Stock Incentive Plan, as amended, at an exercise price equal to the final reported sales price of the Company’s common stock on the grant date which will be the first trading day of the month following your appointment as President and Chief Executive Officer. The option will vest one-third annually on the anniversary of the grant date, if you continue to be employed by the Company as President and Chief Executive Officer on those dates.

Subject to and conditioned upon the future approval of the Compensation Committee, on December 1, 2017, if you continue to be employed by the Company as President and Chief Executive Officer at that date, you will be granted non-qualified stock options to purchase an additional 100,000 shares of the Company’s Common Stock. If granted, these option grants will vest one-third annually on the anniversary of the grant date, if you continue to be employed by the Company as President and Chief Executive Officer at those dates, and will be issued on the form of grant agreement in use by the Company at that time.

Perceptron offers excellent benefits for our Executives. In your new position, you will be able to continue to participate in the following benefits:

Executive life insurance in the amount of $500,000 with the beneficiary of your choice at no cost to you. You will have the option to purchase additional life insurance for you and your dependents.

Executive Disability income protection is provided at no cost to you. This benefit provides income replacement of 75% to you and your family in the event of an illness or disability.

You may choose to continue to participate in a 401(k) investment plan in which the Company from time to time has provided a partial match of your investment.

Employer-sponsored group health, dental, and vision care insurance plans remain available to you. Insurance costs are shared between Perceptron and the Team Member.

An Employee Stock Purchase Program.

An Employee Wellness program with an enhanced level of medical benefits tied to participation and compliance with the program requirements.

An Employee Assistance Plan.

Paid Time Off: You will be continue to be entitled to four weeks of vacation per calendar year, in accordance with the Company’s vacation policy. In addition, we offer 10 company paid holidays and unlimited personal days for you to use as needed for illness, emergencies and other personal matters.

The employee benefits available to the Company’s officers, and so to you, may be changed from time to time to provide greater or lesser coverage at the sole discretion of the Board of Directors or the Compensation Committee. However, you will at all times be offered benefits that are comparable to those offered to other officers of the Company.

Your employment will be subject to the terms set forth in your existing Severance Agreement with the Company, which will be amended to increase your severance benefits consistent with the form of severance agreement used with the Company’s prior Chief Executive Officers, the form of which will be provided to you. The terms and conditions of your employment will be governed by the law of the State of Michigan.

Dave, we are confident that you will make a significant contribution to Perceptron in your position as President and Chief Executive Officer and will find this position to be both fulfilling and enjoyable.

This offer expires on November 21, 2016

Please indicate your acceptance by signing in the space provided below.

Yours truly,

/s/ W. Richard Marz

W. Richard Marz
Chairman of the Board, President and Chief Executive Officer

I accept this employment offer. I understand that Perceptron is an at-will employer and that no terms of this offer express or imply that employment is for any specified period of time. I further understand that Perceptron, Inc., in its sole discretion, reserves the right to make changes to employee compensation, benefits, practices and/or policies subject to the obligations under the Severance Agreement.

/s/ David Watza	11-17-2016
David Watza	Date